Exhibit 15.1

Schedule I – Condensed Financial Information of Registrant

CONDENSED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	Year ended December 31,
(in thousands of U.S. dollars)	2020	2019	2018
Total revenue	$—	—	$—
EXPENSES
Administrative expenses	(6,279)	(6,473)	(5,822)
Equity in earnings of subsidiaries	64,296	60,315	68,359
Equity in earnings (losses) of joint ventures	6,420	6,078	17,938
Interest income	15,983	11,205	93
Interest expense	(17,139)	(18,242)	(2,938)
Other items, net	(136)	(142)	(8)
Net income	$63,145	52,741	$77,622
Share of subsidiaries unrealized losses on cash flow hedges	(11,367)	(12,217)	(2,290)
Share of subsidiaries income tax benefit	(262)	(389)	(299)
Comprehensive income	$51,516	40,135	$75,033

See accompanying notes to condensed financial statements.

CONDENSED BALANCE SHEETS

	As of December 31,
(in thousands of U.S. dollars)	2020	2019
Cash	$2,058	$6,934
Current portion of long-term loans to subsidiaries	26,717	25,597
Promissory note from subsidiaries	123,248	123,248
Prepaid expenses and other receivables	1,097	224
Total current assets	153,120	156,003
Accumulated earnings of joint ventures	9,690	3,270
Loans to subsidiaries	237,489	260,636
Investments in subsidiaries	455,582	449,570
Total long-term assets	702,761	713,476
Total assets	$855,881	$869,479
LIABILITIES AND PARTNER’S CAPITAL
Current portion of long-term debt	$25,597	$25,597
Trade payables	86	52
Amounts due to owners and affiliates	732	398
Derivative instruments	4,699	1,821
Accrued liabilities and other payables	2,860	3,155
Total current liabilities	33,974	31,023
Long-term debt	294,032	318,650
Loans due to owners and affiliates	18,465	8,792
Derivative instruments	16,095	9,504
Total long-term liabilities	328,592	336,946
Total liabilities	362,566	367,969
Total partners’ capital	493,315	501,510
Total liabilities and partners’ capital	$855,881	$869,479

See accompanying notes to condensed financial statements.

CONDENSED STATEMENT OF CASH FLOW

	Year ended December 31,
(in thousands of U.S. dollars)	2020	2019	2018
Net cash provided by operating activities	$48,656	33,130	$42,401

INVESTING ACTIVITIES
Long-term loan due from subsidiaries	22,027	(286,133)	—
Net cash provided by (used in) investing activities	22,027	(286,133)	—

FINANCING ACTIVITIES
Net proceeds from issuance of Series A Preferred Units	3,174	13,065	38,659
Net proceeds from issuance of common units	—	1,029	4,563
Proceeds from long-term debt	—	368,300	—
Proceeds from loans due to owners and affiliates	21,750	3,500	5,400
Repayment of long-term debt	(25,597)	(19,198)	—
Repayment of debt issuance cost	—	(5,797)	—
Repayment of amounts due to owners and affiliates	—	(34,000)	(17,500)
Proceeds from indemnifications received from Höegh LNG	—	—	1,701
Repayment of indemnifications received from Höegh LNG	—	(64)	(2,535)
Cash distributions to limited partners	(74,886)	(73,804)	(72,497)
Net cash provided by (used in) financing activities	(75,559)	253,301	(42,209)

Increase (decrease) in cash, cash equivalents and restricted cash	(4,876)	(72)	374
Cash, cash equivalents and restricted cash, beginning of period	6,934	7,006	6,632
Cash, cash equivalents and restricted cash, end of period	$2,058	6,934	$7,006

See accompanying notes to condensed financial statements.

1. Basis of presentation

Höegh LNG Partners LP – the Parent company is a Marshall Islands limited partnership formed on April 28, 2014.

In the parent-only financial statements, the investment in subsidiaries and investment in joint ventures are stated at cost plus equity in undistributed earnings of subsidiaries and accumulated earnings in joint ventures since the date of acquisition and the closing of the initial public offering of Höegh LNG Partners LP (the “Partnership”) on August 12, 2014. The Partnership’s share of net income of its unconsolidated subsidiaries and joint ventures is included in the condensed income statement using the equity method. The Parent company’s financial statements should be read in conjunction with the Partnership’s consolidated financial statements contained elsewhere in the Partnership’s Report on Form 20-F for the year ended December 31, 2020.

2. Dividends

A cash dividend of $55.8 million, $42.4 million and $51.7 million was paid to the Parent company from its consolidated subsidiaries for the years ended December 31, 2020, 2019 and 2018, respectively.

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